Exhibit 10.18
BENSON HILL, INC. EXECUTIVE SEVERANCE PLAN
ARTICLE I — PURPOSE
The purpose of the Benson Hill, Inc. Executive Severance Plan (the “Plan”) is to provide severance pay and benefits to Participants whose employment with Benson Hill, Inc. (“Benson Hill” or the “Company”) and its Affiliates and/or Subsidiaries (together with the Company, “Benson Hill”) is terminated under certain circumstances. The Plan is updated effective November 1, 2023 (the “Effective Date”) and is applicable to Participants who are notified of termination on or after that date. Additionally, the purpose of the Plan is to attract and retain qualified executives. The Plan is intended to be a top hat welfare benefit plan under ERISA maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of Benson Hill.
ARTICLE II — DEFINITIONS
Capitalized terms used but not otherwise defined in this Plan have the meanings set forth in this Article II.
“Affordable Care Act (ACA)” has the meaning set forth in Section 4.01(b).
“Administrator” means the Board, Compensation Committee of the Board or any committee thereof duly authorized by the Board to administer the Plan.
“Affiliate” means any corporation or entity other than Benson Hill, Inc. which, as of a given date, is a member of the same controlled group of corporations or the same group of trades or businesses under common control as Benson Hill, Inc.
“Base Salary” means a Participant’s monthly rate of base salary as in effect immediately prior to his or her termination from employment.
“Board” means the Board of Directors of the Company.
“Cause” occurs when a Participant, in the Company’s good faith belief, does any of the following:
(a) commits, is indicted for, is convicted of, or pleads no contest to any criminal act under federal or state law, whether such act would be a felony or a misdemeanor;
(b) commits, attempts to commit, or participates in, a fraud or act of dishonesty against the Company or any of its Affiliates;
(c) breaches any (1) material provision of any agreement Participant has with the Company or any of its Affiliates (including, without limitation, any restrictive covenant provision), or (2) statutory or fiduciary duty Participant owes to the Company or any of its Affiliates;

(d) violates the Company’s policies and/or practices applicable to employees at the level of Participant relating to discrimination, harassment or retaliation;
(e) violates the Company’s policies and/or practices applicable to employees at the level of Participant not relating to discrimination, harassment or retaliation;
(f) fails to materially perform assigned duties after receiving written notification of the failure;
(g) willfully performs acts or omissions that constitute misconduct or gross negligence in connection with the performance of assigned duties; or
(h) willfully disregards any lawful written instruction from the Board, the Company or any of its Affiliates.
The determination that a termination is for Cause shall be made by the Company in good faith provided that, in the case of (c), (e), (f), (g), and (h) above, grounds for a termination for Cause shall exist only if Participant fails to cure (if curable) such event within 30 days following written notice from the Company.
“Change in Control” has the meaning set forth in the Company’s 2021 Omnibus Incentive Plan.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means BENSON HILL, INC. a Delaware corporation, and any successor thereto.
“Compensation Committee” means the Compensation Committee of the Board.
“Effective Date” has the meaning set forth in Article I.
“Eligible Employee” means, except for those employees with individual employment agreements with the Company, any full-time employee of the Company with a role of Vice President and above, and any other full-time employee of the Company who is recommended by the Chief Executive Officer to the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Good Reason” means the Participant has reason to affect a termination in the event the Company:
(a) materially diminishes Participant’s reporting relationship;
(b) breaches its obligations to pay Participant’s Base Salary;

(c) reduces Participant’s Base Salary (other than a one-time reduction of not more than 15% to the extent such reduction is equally applicable to other Company executives);
(d) requires Participant to relocate Participant’s principal place of employment to a location that is more than 50 miles from the Company’s principal place of business (except pursuant to a Company work-from-home arrangement applicable to Participant or any stay-at-home or similar governmental law, order, request or recommendation); or
(e) substantially diminishes Participant’s duties, authority and responsibilities (other than an across-the-board and structurally equivalent diminution for all Company executives or a diminution due to performance-based reasons).
Notwithstanding the foregoing, in order for Participant’s termination to constitute a termination for “Good Reason” as a result of any of (a) through (e) above, (A) Participant must give written notice to the Company specifying in reasonable detail the event alleged to give rise to Good Reason within 30 days following the date on which such event first occurred, (B) the Company has to fail to provide a reasonable cure within 30 days after its receipt of such notice, and (C) Participant must resign from all positions Participant then holds with the Company within 30 days after the expiration of such cure period.
“Participant” has the meaning set forth in Section 3.01.
“Plan” means this Benson Hill, Inc. Executive Severance Plan, as may be amended and/or restated from time to time.
“Pro-Rata Bonus” means, if a Participant’s Qualifying Termination occurs on or after July 1, a prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire year in which the Qualifying Termination occurs based on the lower of (x) the target level of achievement of the applicable performance goals for such year or (y) actual Company performance based on the most recently completed quarterly performance period; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year.
“Qualifying Termination” means the termination of a Participant’s employment with Benson Hill either (a) by the Company without Cause including but not limited to job elimination, reduction in force or business restructuring; or (b) by the Participant for Good Reason. The following is specifically excluded:
(i) voluntary termination other than for Good Reason, including but not limited to retirement;
(ii) termination of employment by Benson Hill for Cause;
(iii) termination of employment by death or disability; and
(iv) failing to return to work from an approved leave of absence and in accordance with Company policy.

“Release” has the meaning set forth in Section 6.01.
“Release Effective Date” has the meaning set forth in Section 6.01.
“Specified Employee Payment Date” has the meaning set forth in Section 9.12(b).
ARTICLE III — PARTICIPATION
Section 3.01    Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”).
ARTICLE IV — SEVERANCE PAY AND BENEFITS
Section 4.01    Severance Pay and Benefits. If a Participant experiences a Qualifying Termination, then, subject to Article VI and Sections 9.12 & 9.13, the Company will provide the Participant with the following:
(a)    Cash severance of the following amounts:
(i)    Base Salary for the Severance Period as set forth on Exhibit A paid in equal installment payments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall begin on the Company’s first payroll date after the Release Effective Date, provided that, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of Executive’s Qualifying Termination and ending on the first payment date if no delay had been imposed;
(ii)    Any unpaid annual bonus earned for the year prior to the Qualifying Termination paid at the same time the Annual Bonuses are paid to the Company’s executives for such year; and
(iii)    The Participant’s Pro-Rata Bonus for the year of the Qualifying Termination paid at the same time the Annual Bonuses are paid to the Company’s executives for such year.
Section 4.02    If the Participant timely and properly elects continuation coverage under COBRA for medical, dental and/or vision, the Company shall reimburse Participant for the Company’s portion of the monthly COBRA premium for Participant and Participant’s covered dependents during the Severance Period as forth on Exhibit A. Participant will remain responsible for the Participant’s portion of the COBRA premium at the same level of similarly situated active employees. The Participant and Participant’s covered dependents must have been enrolled in coverage prior to termination to be eligible for the premium subsidy. Such reimbursement may either (x) be paid to Participant on the first payroll date of the month immediately following the month in which Participant timely remits the premium payment, or (y) remitted directly to the COBRA administrator on Participant’s behalf. Participant shall be eligible to receive such reimbursement until the earliest of: (A) the expiration of the Participant’s Severance Period as set forth on Exhibit A; (B) the date Participant is no longer eligible to receive COBRA continuation coverage; (C) the date on which Participant becomes eligible to receive substantially similar coverage from another employer or other source; or (D) the Participant fails to remit payment for the Participant’s portion of premium. Notwithstanding the foregoing, if the Company’s providing payments under this Section 4.01(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.01(b) in a manner as is necessary to comply with the ACA.
ARTICLE V — COMPANY CHANGE IN CONTROL
Section 5.01    Change in Control Benefit. If a Participant has a Qualifying Termination within 12 months following a Change in Control then, subject to Article VI and Sections 9.12 & 9.13, the Participant will be entitled to the following benefits in addition to those benefits set forth in Section 4.01:
(a)    With respect to the number of months of severance for Base Salary payout and COBRA reimbursements, the Participant will have the additional CIC Severance Period as set forth on Exhibit A.
(b)    Notwithstanding the terms of the Company’s 2021 Omnibus Incentive Plan or plans under which a Participant’s equity awards are granted or any applicable award agreements, any unvested portion of such outstanding equity awards that are subject to time-vesting shall become fully time-vested on the Release Effective Date. Upon a Change in Control, the price per share implied in such Change in Control will be deemed to be the price per share for performance vesting purposes to the extent applicable to the performance target.
ARTICLE VI — CONDITIONS
Section 6.01    Conditions. A Participant’s entitlement to any severance benefits under this Plan is subject to the Participant’s (x) continued compliance with any restrictive covenants, loyalty agreements and non-disparagement requirements and (y) timely execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), and the Release becoming effective according to its terms within 60 days following such resignation or termination (the date the Release becomes effective, the “Release Effective Date”). Any such Release will include, without limitation, (i) a release of claims in favor of the Company, its affiliates and their respective officers and directors; (ii) non-solicitation, non-disparagement, confidentiality and further cooperation provisions; and (iii) non-competition provisions.
ARTICLE VII — CLAIMS PROCEDURES
Section 7.01    Initial Claims. A Participant must submit a written claim for benefits to the Plan within 90 days of the event giving rise to the claim or termination of employment, whichever is earlier. Claims should be addressed and sent to:
Benson Hill, Inc.
Chief People Officer
1001 N. Warson Road, Suite 200
St. Louis, MO 63132

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 total days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 7.02    Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 7.03    Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-

day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 7.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    no claimant shall be permitted to commence arbitration or any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)    in any such arbitration or legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 7.05    Arbitration. Subject to Section 7.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in St. Louis County, Missouri consistent with the rules, regulations, and requirements of the American Arbitration Association in effect at the time the arbitration is commenced, as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding. Any arbitration must be commenced within twelve (12) months after a final decision on appeal is made.
Section 7.06    Attorney’s Fees. In the event any dispute in connection with this Plan arises with respect to the payment of severance benefits hereunder, all costs, fees and expenses, including reasonable attorneys’ fees, of any legal action in connection with such matters shall be borne by the Company, provided that a Eligible Employee prevails on at least one material issue.
ARTICLE VIII — ADMINISTRATION, AMENDMENT AND TERMINATION
Section 8.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)    administer the Plan according to its terms and to interpret Plan provisions;
(b)    resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;
(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    process and approve or deny all claims for benefits; and
(f)    decide or resolve all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 8.02    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, in whole or in part, for any reason or without reason; provided that no such amendment or termination that has the effect of reducing or diminishing the right to severance benefits under Article IV of any Participant who had a Qualifying Termination prior to the effective date of such amendment or termination will be effective without the written consent of such Participant. Any amendment or termination of the Plan pursuant to this Section shall be undertaken by the Administrator and any such amendment or termination shall be documented in a written instrument by the Administrator.
ARTICLE IX — GENERAL PROVISION
Section 9.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 9.02    Effect on Other Plans, Agreements, and Benefits.
(a)    Any severance benefits payable to a Participant under the Plan will be reduced by/in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for

(i) severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.
(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 9.03    Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan.
The Company’s obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other rights that the Company may have against the Participant.
Section 9.04    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 9.05    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 9.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 9.07    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 9.08    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
Section 9.09    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 9.10    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Missouri without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Missouri, county of St. Louis, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 9.11    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 9.12    Section 409A.
(a)    The Plan is intended to comply with Code §409A or an exemption thereunder and shall be construed and administered in accordance with Code §409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Code §409A or an applicable exemption. Any payments under the Plan that may be excluded from Code §409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code §409A to the maximum extent possible. For purposes of Code §409A, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Code §409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Code §409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Code §409A.
(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Code §409A and the Participant is determined to be a “specified employee” as defined in Code §409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Code §409A, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.
Section 9.13    Section 280G. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code §280G and would, but for this Section 9.13, be subject to the excise tax imposed under Code §4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either: (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or (ii) payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.
Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Code §409A.
All calculations and determinations under this Section 9.13 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Participant for all purposes. For purposes of making the calculations and determinations required by this Section 9.13, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code §§280G and 4999. The Company and Participant shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9.13. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
Section 9.14    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

THIS EXECUTIVE SEVERANCE PLAN was approved by the Compensation Committee of the Board of Directors of Benson Hill, Inc. on November 7, 2023, to be effective as of November 1, 2023.

EXHIBIT A — SEVERANCE PERIODS

Title	Severance Period	CIC Severance Period
Vice President	Six (6) months	N/A
Senior Vice President Executive Vice President	Nine (9) months	Three (3) months